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                                                                     Exhibit 5.1

                    (Genencor International, Inc. Letterhead)



May 23, 2001



Genencor International, Inc.
925 Page Mill Road
Palo Alto, California  94304

         Re:      Registration Statement on Form S-8
                  2,000,000 Shares of Common Stock, par value $0.01 per share
                  -----------------------------------------------------------

         Ladies and Gentlemen:

         I am Senior Vice President, General Counsel and Secretary of Genencor International, Inc. (the "Company"), and have examined the Form S-8 Registration Statement (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company, issuable pursuant to the Company's Employee Stock Purchase Plan (the "Plan").

         I am familiar with the proceedings undertaken in connection with the authorization and issuance of the Shares. Additionally, I have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion.

         Based upon the foregoing, I am of the opinion that the Shares have been duly authorized, and upon the issuance of the Shares in accordance with such authorization, the terms of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.

         I consent to your filing this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Stuart L. Melton

                                                  Stuart L. Melton